Exhibit 23(b)





CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 33-64215 of Sears, Roebuck and Co. (the "Company") and Sears Roebuck Acceptance Corp. on Form S-3 of our report dated February 24, 1995 (May 10, 1995 as to Note 4), related to the consolidated financial statements of the Company appearing in the Current Report on Form 8-K of the Company dated May 15, 1995. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Chicago, Illinois
February 27, 1996